FORM OF AMENDMENT TO THE
TRUST FOR ADVISED PORTFOLIOS
CUSTODY AGREEMENT

    THIS AMENDMENT to the Custody Agreement, dated as of January 1, 2014, as amended (the “Agreement”), is entered into by and between TRUST FOR ADVISED PORTFOLIOS, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to update the funds advised by Ziegler Capital Management, LLC; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit D is hereby superseded and replaced with Amended Exhibit D attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

TRUST FOR ADVISED PORTFOLIOS	U.S. BANK NATIONAL ASSOCIATION

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Amended Exhibit D to the Trust for Advised Portfolios
Custody Agreement

Name of Series	Date Added

Ziegler Senior Floating Rate	on or after January 31, 2019

Ziegler Piermont Small Cap Value Fund	on or after July 20, 2020

Ziegler FAMCO Hedged Equity Fund	on or after December 21, 2020

Annual Fee Based Upon Market Value Per Fund at January 2014*
__ basis point on average daily market value
Minimum annual fee per fund - __
Plus portfolio transaction fees

Portfolio Transaction Fees
▪__ - Book entry DTC transaction/Federal Reserve transaction/principal paydown
▪__ - Repo agreement/reverse repurchase agreement/time deposit/CD or other non-
depository transaction
▪__ - Option/SWAPS/future contract written, exercised or expired
▪__ - Mutual fund trade/Fed wire/margin variation Fed wire
▪__ - Physical transaction
▪__ - Check disbursement (waived if U.S. Bancorp is Administrator)
▪__ - Segregated account per year

▪A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
▪No charge for the initial conversion free receipt.
▪Overdrafts - charged to the account at prime interest rate plus 2.

Out-Of-Pocket Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, and extraordinary expenses based upon complexity.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are calculated pro rata and billed monthly.

Amended Exhibit D (continued) to the Trust for Advised Portfolios Custody Agreement Global Sub-Custodial Services Annual Fee Schedule at January, 2014

Country	Safekeeping (BPS)	Transaction fee	Country	Safekeeping (BPS)	Transaction fee	Country	Safekeeping (BPS)	Transaction fee
Australia			Hungary			Poland
Argentina			Iceland			Portugal
Austria			India			Qatar
Bahrain			Indonesia			Romania
Bangladesh			Ireland			Russia
Belgium			Israel			Serbia
Bermuda			Italy			Singapore
Botswana			Japan			Slovakia
Brazil			Jordan			Slovenia
Bulgaria			Kenya			South Africa
Canada			Kuwait			South Korea
Chile			Latvia			Spain
China Connect			Lithuania			Sri Lanka
China (B Shares)			Luxembourg			Eswatini
Colombia			Malaysia			Sweden
Costa Rica			Malta			Switzerland
Croatia			Mauritius			Taiwan
Cyprus			Mexico			Thailand
Czech Republic			Morocco			Tunisia
Denmark			Namibia			Turkey
Egypt			Netherlands			UAE
Estonia			New Zealand			Uganda
Euroclear (Eurobonds)			Nigeria			Ukraine
Euroclear (Non-Eurobonds)			Norway			United Kingdom
Finland			Oman			Uruguay
France			Pakistan			Vietnam
Germany			Panama			West African Economic Monetary Union (WAEMU)*
Ghana			Peru			Zambia
Greece			Philippines			Zimbabwe
Hong Kong			Saudi Arabia
Base Fee - A monthly charge per account (fund) will apply based on the number of foreign securities held.
▪1-25 foreign securities: __
▪26-50 foreign securities: __
▪Over 50 foreign securities:__
▪Euroclear - Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.
▪For all other markets specified above, surcharges may apply if a security is held outside of the local market.

Cash Transactions:
▪3rd Party Foreign Exchange - a Foreign Exchange transaction undertaken through a 3rd party will be charged __.

Tax Reclamation Services: Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged __ per claim.

Out of Pocket Expenses
•Charges incurred by U.S. Bank, N.A. for local taxes, stamp duties or other local duties and assessments, stock exchange fees, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
•A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
•SWIFT reporting and message fees.
•Charges incurred by U.S. Bank, N.A. for local taxes, stamp duties or other local duties and assessments, stock exchange fees, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
•A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
•SWIFT reporting and message fees.